Exhibit 10.4

Quota Share Reinsurance Agreement
Number A-AFFORD-05- 001
Table of Contents

Article 1	Recitals
Article 2	Definitions
Article 3	Business Reinsured
Article 4	Obligatory Agreement
Article 5	Term and Cancellation
Article 6	Consideration
Article 7	Loss and Loss Adjustment Expense
Article 8	Reports and Remittances
Article 9	Fronting Fees, Premium Taxes and Provisional Ceding Commission,
Article 10	Errors and Omissions
Article 11	Inspection of Records
Article 12	Offset Clause
Article 13	Arbitration
Article 14	Honorable Undertaking
Article 15	Assessments and Assignments
Article 16	Conservation, Liquidation or Insolvency
Article 17	Hold Harmless
Article 18	Regulatory Matters
Article 19	Loss in Excess of Policy Limits/Extra Contractual Obligations
Article 20	Savings Clause
Article 21	Unauthorized (Non-Admitted) Reinsurance
Article 22	Program Review
Article 23	Service of Suit
Article 24	Intermediary
Article 25	Miscellaneous

QUOTA SHARE

QUOTA SHARE REINSURANCE AGREEMENT
NUMBER A-AFFORD-05- 001

This Agreement is made and entered into by and between OLD AMERICAN COUNTY MUTUAL FIRE INSURANCE COMPANY (hereinafter referred to as the “Company”) and AFFIRMATIVE INSURANCE COMPANY (hereinafter referred to as the “Reinsurer”).

THE COMPANY AND REINSURER HEREBY AGREE AS FOLLOWS:

ARTICLE 1 – RECITALS

1.1 The Company and Reinsurer hereby wish to enter into a reinsurance arrangement through which the Company is to bear no business, credit or insurance risk whatsoever (save the risk of the Reinsurer’s insolvency). The Reinsurer shall hold the Company fully harmless and indemnify it for these and all risks arising pursuant to this Agreement.

1.2 The Company and Reinsurer hereby agree that the full consideration provided by the Company in exchange for the fees set forth herein, is to permit the Policies as defined herein to be issued in the name of the Company and reinsured one hundred percent (100%) under this Agreement.

1.3 It is understood and agreed that neither the Company nor the Reinsurer is obligated by any representations or warranties made by any of the parties involved in this transaction unless such representations and warranties are formally included in writing, in this Agreement.

1.4 All business reinsured hereunder shall be produced by A-AFFORDABLE MANAGING GENERAL AGENCY, INC. (Managing General Agent), in accordance with the terms and conditions of the Managing General Agency Agreement effective April 1, 2002, (Managing General Agency Agreement) between the Managing General Agent and the Company, a copy of said Agreement is attached hereto and fully incorporated herein.

1.5 This Agreement sets forth all of the duties and obligations between the Company and the Reinsurer and supersedes any and all prior or contemporaneous or written agreements with respect to matters referred to in this Agreement. This Agreement may not be modified, amended or changed except by an agreement in writing signed by both parties.

ARTICLE 2 – DEFINITIONS

2.1 “Policies” is defined as all policies, endorsements, certificates, contracts, agreements and binders of insurance issued or renewed by Managing General Agent or its designated representatives on or after the effective date of this Agreement on behalf of the Company.

2.2 “Net Written Premium” is defined as the gross premium on all original and renewal Policies written by the Company, less return premium and cancellations.

2.3 “Net Collected Premium” is defined as the total of all collected premiums, including down payments received, on policies written by the Managing General Agent between the Company and the Managing General Agent less return premium and cancellations.

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2.4 “Loss in Excess of Policy Limits” (XPL) is defined as any amount which the Company pays or would have been contractually held liable to pay had it not been for the limit of the original Policy.

2.5 “Extra Contractual Obligation” (ECO) is defined as those liabilities not covered under any other provision of this Agreement which arise from the handling of any claim on business covered hereunder, because of, but not limited to, failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action. The date on which any ECO is incurred by the Company shall be deemed, in all circumstances, to be the date of the original disaster and/or casualty.

2.6 “Loss Adjustment Expense” shall mean expenditures by the Company that are not part of the indemnity under the original policy (i.e. which do not contribute to exhaustion of the original policy limit), made in connection with the disposition of a claim, loss or legal proceeding (including investigation, negotiation, cost of bonds, court costs, statutory penalties, prejudgment interest or delayed damages, and interest on any judgment or award and legal expenses of litigation) and the Company’s defense costs and legal expenses incurred in direct connection with legal actions (including, but not limited to, Declaratory Judgment actions) brought to determine the Company’s defense and/or indemnification obligations that are allocable only to Policies and claims under Policies subject to this Contract. Any Declaratory Judgment action expenses shall be deemed to have been fully incurred on the same date as the original loss (if any) giving rise to the action.

2.7 “Prejudgment Interest” or “Delayed Damages” shall mean interest or damages added to a settlement, verdict, award or judgment based on the amount of time prior to the settlement, verdict, award or judgment whether or not made part of the settlement, verdict, award or judgment.

ARTICLE 3 – BUSINESS REINSURED

3.1 The Reinsurer hereby reinsures the Company for a one hundred percent (100%) quota share in respect of all liability, including, but not limited to, losses and Loss Adjustment Expenses, under Policies as classified by the Company in the attached Schedule of Business.

3.2 It is understood that the classes of business reinsured under this Agreement are deemed to include coverages required for non-resident drivers under the motor vehicle financial responsibility law or the motor vehicle compulsory insurance law or any similar law of any state or province, following the provisions of the Company’s policies when they include or are deemed to include so-called “Out of State Insurance” provisions.

3.3 All insurance under this Agreement shall be subject to the same rates, terms, conditions and waivers, and to the same modifications and alterations as the respective Policies of the Company.

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ARTICLE 4 – OBLIGATORY AGREEMENT

4.1 The Company agrees to cede to the Reinsurer, and the Reinsurer agrees to accept from the Company, a one hundred percent (100%) quota share reinsurance participation under all Policies effective on or after the effective date hereof by the Company covering risks situated in Texas. The liability of the Reinsurer shall commence obligatorily and simultaneously with that of the Company subject to the terms, conditions and limitations set forth in this Agreement.

4.2 Business ceded hereunder shall include every original policy, rewrite, renewal or extension (whether before or after the termination of this Agreement) required by statute or by rule or regulation of the Texas Department of Insurance, or other authority having competent jurisdiction, of any policy of insurance originally ceded hereunder by the Company to the Reinsurer.

4.3 The parties understand and intend that the Managing General Agent and the Reinsurer will agree on the rates to be charged under this program. Rate changes proposed by the Reinsurer shall be incorporated into the rate filing by the Managing General Agent.

ARTICLE 5 – TERM AND CANCELLATION

5.1 This Agreement shall become effective 12:00:01 a.m. (Central Standard Time) on the first day of January 2005, as respects losses arising under Policies effective on or after such date, and shall remain continuously in force unless terminated by either party.

5.2 This Agreement may be terminated by either party at any annual anniversary, giving the other party written notice at least ninety (90) days prior to such date.

5.3 In addition to the provisions set forth in Article 5.2 herein, this Agreement may be terminated at any time in accordance with the following terms and conditions:

a. After thirty (30) days written notice by the Reinsurer or the Company in the event the Reinsurer or Company:

     (i) Is acquired and/or merged by or in any manner becomes under the control of any other company or corporation;

     (ii) Change a majority of its officers or board of directors; or

     (iii) Are the subject of a filing or petition or initiation of any proceeding for supervision, rehabilitation, conservation or liquidation, or any other proceedings for the protection of the Company’s or the Reinsurer’s creditor.

b. By the Company, immediately and automatically, without prior written notice should the Texas Department of Insurance require cancellation or disallow credit for this reinsurance.

c. After fifteen (15) days written notice by the Reinsurer or the Company, in the event of breach of conditions, fraud or default by either party under the terms and conditions of the Agreement.

d. On the effective date of any termination of the Managing General Agency Agreement.

5.4 When the Agreement terminates for any reason, reinsurance hereunder shall continue to apply to the business in force at the time and date of termination until expiration or cancellation of such business. The parties understand and agree that any Policies with effective dates prior to the termination date, but issued after the termination date, are covered under this Agreement.

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Additionally, the reinsurance hereunder shall continue to apply as to Policies that must be issued or renewed, as a matter of state law or regulation or because an agent (appointed by the Company at the request of the Reinsurer) has not been timely canceled, or non-renewed, until the expiration dates on said Policies.

5.5 Upon termination of this Agreement for any reason, the Reinsurer and the Company shall not be relieved or released from any obligation that relate to outstanding insurance business created by or under this Agreement. The parties hereto expressly covenant and agree that they will cooperate with each other in the handling of all such run-off insurance business until all Policies have expired and all outstanding losses and Loss Adjustment Expenses have been settled.

While by law and regulations, the Company recognizes its primary obligations to its Policyholders, the Reinsurer recognizes that there shall be no cost or involvement by the Company, unless specifically agreed, in servicing this run-off. The Reinsurer shall bear all costs and expenses associated with handling of such run-off business following the cancellation or termination of this Agreement. If for any reason any managing general agent or agent fails to service any such run-off business (or any business while the Agreement is still in effect), including the payment of claims, then consistent with this Agreement, the Reinsurer’s obligation with respect to such run-off business shall continue and the Reinsurer shall either service such run-off business directly or appoint, at the Reinsurer’s expense, a successor to such managing general agent and/or agent, subject to the approval of the Company, which approval shall not be unreasonably withheld. Such successor shall perform all of the duties and obligations of the managing general agent and/or agent with respect to servicing such run-off business.

5.6 Notices hereunder shall be provided in accordance with Article 23.2, hereof.

ARTICLE 6 – CONSIDERATION

6.1 In consideration of the acceptance by the Reinsurer of one hundred percent (100%) of the Company’s liability on insurance business reinsured hereunder, the Reinsurer is entitled to one hundred percent (100%) of the Net Premium produced by the Managing General Agent and/or agent or the Reinsurer on Policies reinsured less the Provisional Ceding Commission allowed to the Company, which includes premium taxes and fronting fees on Policies subject to reinsurance hereunder.

ARTICLE 7 – LOSS AND LOSS ADJUSTMENT EXPENSE

7.1 All loss settlements, judgments and all interest on said judgments, including losses in excess of policy limits (XPL) and extra contractual obligations (ECO) made by the Company or the Company’s designee under the terms of this Agreement, whether under strict policy conditions or by way of compromise, shall be unconditionally binding upon the Reinsurer. The Reinsurer shall also be liable for one hundred percent (100%) of and pay, or cause to be paid, on behalf of the Company all Loss Adjustment Expenses as defined in Article 2.6. The Reinsurer shall be credited with all salvage or recoveries by the Company on business reinsured hereunder.

7.2 The Reinsurer shall provide a loss adjustment expense allowance equal to 9.0% of net earned premium, inclusive of direct loss adjustment expense charged to specific claim files. Such allowance shall be passed to the Managing General Agency .

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7.3 Claims handling shall be accomplished by the Managing General Agent or its designated representative (“Claims Agent”) pursuant to the Managing General Agency Agreement and whose designation is subject to the Company’s continuing approval and shall not be inconsistent with the terms and conditions of this Agreement.

7.4 The Reinsurer’s share of losses, Loss Adjustment Expenses and loss recoveries shall be carried into the monthly account for which provision is hereinafter made; however, when the amount of loss paid by the Company under insurance subject to this Agreement exceeds the balance due the Reinsurer pursuant to Article 8, the Reinsurer will, at the option and the demand of the Company, immediately reimburse the Company by special remittance. The Reinsurer shall retain the right to deduct from any such special remittance any overdue balance due the Reinsurer by the Company.

ARTICLE 8 – REPORTS AND REMITTANCES

8.1 Within thirty-five (35) days after the end of each calendar month, the Company shall provide the Reinsurer a net monthly account of the following:

a. Ceded net written premium;
b. Ceded collected premium for the month;
c. Provisional Ceding Commission on such premium as provided in Article 9.1;
d. Ceded losses and Loss Adjustment Expenses paid during the month;
e. Ceded earned and unearned premium at the end of the month;
f. Ceded outstanding losses and Loss Adjustment Expenses at the end of the month; and
g. Inception to date ceded uncollected premium.

8.2 The Company will immediately settle with the Reinsurer upon receipt of funds from the Managing General Agency, any and all sums due to the Reinsurer, on a Net Collected Premium basis, pursuant to this Agreement (b-c-d).

8.3 The Reinsurer shall remit balances due directly to the Company via wire transfer within forty-eight (48) hours, or as soon as commercially feasible if the net monthly account results in an amount due to the Company, or if during the month, there are no funds to pay losses, and the Company submits additional reports reflecting an amount due to the Company.

ARTICLE 9 – FRONTING FEES, PREMIUM TAXES AND PROVISIONAL CEDING COMMISSION,

9.1 The Reinsurer will allow the Company a Provisional Ceding Commission of twenty-seven percent (27%), which shall be calculated on the basis of all Net Written Premium reinsured hereunder and shall be settled on a Net Collected Premium basis. The Provisional Ceding Commission paid to the Company by the Reinsurer shall be adjusted periodically in accordance with the provisions of Sections 9.4 below.

9.2 The Company will be liable for remitting state premium taxes based on net written premium and net policy fees charged. If service fees charged on any policy covered by this Agreement are deemed taxable for premium tax purposes, then such service fees should be added to the net written premium and net policy fees charged to determine the amount subject to Fronting Fees. Since premium taxes are required to be paid semiannually on March 1st and

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August 1st, the Company may bill the Reinsurers for their proportionate share of the prepayment and shall allow credit for premium taxes on the monthly accounts.

9.3 The Reinsurer acknowledges that the Company is not responsible for any contingent commission adjustment, and any such adjustment shall be settled directly between the Managing General Agent and the Reinsurer. The Reinsurer shall seek any recovery for any contingent commission adjustment directly from the Managing General Agent.

9.4 The Adjusted Ceding Commission Rate shall be calculated as follows and be applied to net earned premium for the underwriting year under consideration as follows:

a. If the ratio of losses incurred to net earned premium is 70.0% or greater, then the Adjusted Ceding Commission for the underwriting year under consideration shall be 24%;

b. If the ratio of losses incurred to net earned premium is less than 70.0%, but not less than 58.0%, then the Adjusted Ceding Commission for the underwriting year under consideration shall be 24.0%, plus 100% of the difference in percentage points between 70.0% and the actual ratio of losses incurred to net earned premium;

c. If the ratio of losses incurred to net earned premium is 58.0% or less, then the Adjusted Ceding Commission for the underwriting year under consideration shall be 36.0%.

Within 45 days of the end of the First Underwriting Year, and for each subsequent quarter thereafter until all losses for the Policies in the First Underwriting Year have been finally settled, the Managing General Agent shall calculate and report the Adjusted Ceding Commission on net earned premium for the First Underwriting Year, subject to the following:

a. With respect to the first and second calculation, if the Adjusted Ceding Commission on net earned premium is greater than the Provisional Ceding Commission previously allowed by the Reinsurer on net earned premium for the underwriting year, the Reinsurer shall remit 75.0% of the difference to the Managing General Agent as promptly as possible after receipt and verification of the Managing General Agent’s report.

b. With respect to the third and each subsequent calculation, if the Adjusted Ceding Commission on net earned premium is less than the Provisional Ceding Commission previously allowed by the Reinsurer on net earned premium for the underwriting year, the Managing General Agent shall remit the difference to the Reinsurer with its report as promptly as possible after receipt and verification of the Managing General Agent’s report. If the Adjusted Ceding Commission on net earned premium is greater than the Provisional Ceding Commission previously allowed by the Reinsurer on net earned premium for the underwriting year, the Reinsurer shall remit the difference to the Managing General Agent as promptly as possible after receipt and verification of the Managing General Agent’s report, but in any event no more than 30 days following receipt and acceptance of the report.

c. Each underwriting year subsequent to the First Underwriting Year shall undergo the adjustment described above.

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ARTICLE 10 – ERRORS AND OMISSIONS

10.1 Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE 11 – INSPECTION OF RECORDS

11.1 All records pertaining to Policies issued on behalf of the Company through or by the Reinsurer or its designated representative subject to this Agreement, shall be deemed to be jointly owned records of the Company and the Reinsurer, and shall be made immediately available to the Company or the Reinsurer or their representative or any duly appointed examiner for any State within the United States; and these records shall be kept in the State of Texas. Notwithstanding the foregoing, the Reinsurer is authorized to maintain duplicate working files of all such records outside the State of Texas. The Company and the Reinsurer agree that neither will destroy any such records in their possession without the prior written approval of the other, except that the Company and Reinsurer shall not be required to retain files longer than required by the guidelines set by the Texas Department of Insurance.

ARTICLE 12 – OFFSET CLAUSE

12.1 The Company or the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Agreement. The party asserting the right of offset may exercise such right at any time whether the balances due are on account of premiums or losses or otherwise.

12.2 The Reinsurer and the Company shall not offset obligations arising under this Agreement with obligations arising under any other agreement except to the extent permitted under state law and/or regulations.

ARTICLE 13 – ARBITRATION

13.1 Unless both parties mutually agree to waive arbitration with respect to a particular dispute, the parties to this Contract hereby agree that binding arbitration shall be the sole remedy for any and all dispute(s) arising between them with reference to any transactions, terms, or conditions under this Contract including its formation and validity. Arbitration proceedings brought hereunder shall be referred for final determination to the majority decision of a Panel of three disinterested arbitrators. Notice of demand for arbitration shall be made in writing and shall be served via certified or registered mail, return receipt requested, on the Respondent to the Arbitration at the Respondent’s current address. The notice requesting arbitration shall identify the contract(s) involved in the dispute, the issues to be resolved in the view of the Petitioner, and the arbitrator selected by the Petitioner. The term “days” as used herein shall mean calendar days.

13.2 The Respondent shall appoint an arbitrator within 30 days of receiving a request by the Petitioner in writing and served via certified or registered mail, return receipt requested, to do so. At the same time as the appointment, the Respondent shall identify in writing any issues which in its view must be resolved in the arbitration proceeding and which were not identified by the Petitioner. If the Respondent fails to appoint its arbitrator within 30 days of being requested

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to do so, in writing, by the Petitioner, the Petitioner shall have the right to appoint the second arbitrator. Within 30 days after their appointment, the two arbitrators so chosen shall select a third arbitrator to act as umpire. If the two arbitrators do not agree as to the selection of a third arbitrator within 60 days after their appointment, the third arbitrator shall be selected from a list of six individuals (three named by each arbitrator) by a judge of the federal district court in Dallas County, Texas.

13.3 Each arbitrator shall be a disinterested, active, or retired official or officer of an insurance or reinsurance company, not under the control or management of either party to this Contract, and shall have experience in the class and type of business subject to this dispute.

13.4 Within 30 days after notice of appointment of all arbitrators, the Petitioner and the Respondent shall each submit a statement of position to the Panel.

13.5 Within 60 days after notice of appointment of all arbitrators, each party shall provide the other with its relevant books, records, and/or other papers not protected from disclosure by either the work-product or attorney client privilege. Other than the exchange of relevant documents, both parties shall refrain from engaging in any type of discovery including, but not limited to, depositions and interrogatories.

13.6 Within 30 days following the exchange of documents, the Petitioner and the Respondent shall submit re-hearing briefs to the Panel.

13.7 Unless some other location is mutually agreeable to the parties, arbitration proceedings shall take place within the municipality wherein the Home Office of the Company is located. Arbitration shall commence as soon as practicable but in no event longer than 120 days after selection of the third arbitrator with notice thereof to the parties. The specific time and site of arbitration shall be promptly agreed to by the parties, or if no Contract is reached, then determined by the Panel.

13.8 The Panel shall be relieved from applying the strict rules of evidence and/or procedure and shall make its decision based on the custom and practice of the insurance and reinsurance business with a view toward affecting this Contract in a reasonable manner. Should either party fail to appear at an arbitration and/or fail to furnish the Panel with any subpoenaed papers or information, the Panel is empowered to proceed ex parte. The Panel shall make its award within 60 days following the close of the hearing. The majority decision of the Panel shall be final and binding upon the parties and shall be reduced to a written award, which may include factual findings, and shall be signed by any two of the three arbitrators, dated and delivered overnight to the parties. The Panel may award pre-judgment and post-judgment interest, but in no case shall the authority of the Panel extend to awarding punitive or exemplary damages. Judgment may be entered upon the award by any court having jurisdiction.

13.9 The expense of its own arbitrator, but shall equally share with the other the expense of the third arbitrator. In the event that the two arbitrators are chosen by one party, as above provided, the expense of the two arbitrators, the third arbitrator and the arbitration shall be equally divided between the Petitioner and the Respondent. Unless mutually agreed other wise, a court reporter transcript shall be taken of the hearing with costs to be divided equally between the parties. The remaining costs of arbitration shall be allocated by the Panel.

13.10 The Arbitration proceeding brought hereunder, any or all provisions contained herein, and arbitration awards entered pursuant to this Article are specifically governed by, subject to

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and enforceable under the Federal Arbitration Act (Title 9, United States Code, Sections 1-14, as amended.)

13.11 Each party agrees that time is of the essence with respect to all terms and conditions referenced in this Article. All deadlines contained in this Article may be extended by mutual Contract of the parties, and if the Panel has been selected, the Panel’s Contract must also be obtained.

13.12 Each party agrees that any arbitration award entered pursuant to and governed by this Article shall not have any precedential or collateral estoppel effect on future arbitrations, proceedings, or controversies, if any, between the parties. Any claim of res judicata or claim preclusion shall itself be subject to arbitration.

13.13 This Article shall survive the termination of this Contract.

ARTICLE 14 – HONORABLE UNDERTAKING

14.1 The purposes of this Contract are not to be defeated by narrow or technical legal interpretations of its provisions. This Contract shall be construed as an honorable undertaking and should be interpreted for the purpose of giving effect to the intentions of the parties hereto.

ARTICLE 15 – ASSESSMENTS AND ASSIGNMENTS

15.1 The Reinsurer hereby assumes liability for any and all costs, assessments or assignments imposed as a result of Policies reinsured hereunder (whether before or after the termination of this Agreement) levied or made by a guaranty fund, insolvency fund, plan, pool, association, or other arrangement created by statute or regulation including, but not limited to, assessments levied by the Volunteer Fire Departments, TAIPA or the Texas Property & Casualty Insurance Guaranty Association.

ARTICLE 16 – CONSERVATION, LIQUIDATION OR INSOLVENCY

16.1 In the event of the insolvency of the Company, the Reinsurance afforded by this Agreement shall be payable directly by the Reinsurer to the Company or its liquidator, receiver or statutory successor on the basis of the liability of the Company under the Policies, without diminution because of the insolvency of the Company, in accordance with the provisions of any State Law which may be involved except:

a. where the Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company; or

b. where the Reinsurer with the consent of the direct insured(s) has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to the payees.

16.2 In the event of the insolvency of the Company, the liquidator, receiver, or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the insolvent Company on a Policy within a reasonable time after such claim is filed in the insolvency proceedings. During the pendency of such claim, the Reinsurer may investigate such claim and interpose at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its

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liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of the proportionate share of the benefits that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

16.3 If two (2) or more reinsurers are involved in the same claim and a majority in interest elects to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

16.4 As respects subject business assumed as reinsurance under this Agreement, the parties agree that if the Company has a conservator, liquidator, or receiver appointed for it, or becomes the subject of any conservation, liquidation or insolvency proceeding, and the Company is permitted to have all its liabilities under the Policies reinsured hereunder assumed by another licensed insurer, such assuming insurer shall be substituted for the Company as payee of any reinsurance recoverable hereunder in respect of losses under Policies subject hereto, and the Reinsurer shall make payments thereof directly to the substituted insurer.

16.5 In the event the foregoing provisions apply, all the other provisions of this Agreement shall apply to the substituted insurer in the same manner as if said insurer were substituted for the Company as the reinsured party hereunder, and to the extent this Agreement reinsures such substituted insurer, coverage hereunder shall be excluded as respects the Company.

ARTICLE 17 – HOLD HARMLESS

17.1 In consideration of these presents and the reciprocal benefits derived by the Company and the Reinsurer, the Reinsurer assumes liability for any and all uncollected balances, unsettled finance agreements, claims, commission adjustments, losses, loss corridors, demands, causes of action (including, but not limited to, violations of the Texas Deceptive Trade Practices Act or insurance laws or regulations), damages (including, but not limited to, any and all extra contractual or liability in excess of policy limits), judgments and expenses (including, but not limited to, attorney’s fees and costs of court) which may be made against the Company and which are incurred, either directly or indirectly, in connection with this Agreement or contracts related to this Agreement or any actions or failure to take action by the Managing General Agent or any agent or by the Company in successfully asserting its rights hereunder in connection with or with respect to this Agreement. Notwithstanding anything to the contrary, this provision shall not apply to fraud, dishonesty, theft or collusion on the part of any Director, Officer or employee of the Company; or policies not reinsured hereunder; or the Company’s failure to perform its duties and obligations under this Agreement.

17.2 If, for any reason, the Managing General Agent or agent fails, or is unable, to administer the Policies reinsured hereunder (whether the Agreement is still in effect or the business is being run-off), the Reinsurer shall appoint, a third party, subject to the Company’s approval, to administer the business in accordance with the terms and conditions of this Agreement and the agreement with the Managing General Agent. The Reinsurer shall be responsible for the cost of such administration. The Company agrees to cooperate with the Reinsurer and the third party administrator in the run-off of the business. If return premiums or other funds need to be returned or paid to premium finance companies, policyholders, sub-agents or any other party, the Reinsurer shall pay these amounts if the Managing General Agent or agent does not.

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ARTICLE 18 – REGULATORY MATTERS

18.1 It is the parties’ understanding that the Texas Department of Insurance views current premium due over ninety (90) days past due (aged by item and effective date) from insureds or their designated representative to the Company as non-admitted assets. In confirmation of the liabilities assumed by the Reinsurer under this Agreement, the Reinsurer hereby assumes its share of all liability and responsibility for all premiums in the course of collection.

18.2 The Reinsurer shall agree, at no cost to the Company, to take those actions (including, but not limited to, modifications in how funds are handled and how accounts are cleared and settled) and agree to those arrangements necessary to ensure that the Company suffers no adverse impact because of this reinsurance program and is in compliance with the laws of the State of Texas and regulations promulgated by any governmental entity thereof, including the Texas Department of Insurance, insofar as this reinsurance program is concerned, subject to the provisions of Article 16.

18.3 The parties acknowledge that the Company is subject to Article 5.144 of the Texas Insurance Code, which allows the Commissioner of Insurance to order refunds or discounts of premiums determined to be excessive or unfairly discriminatory. The Reinsurer and Managing General Agent agree to be bound by any such determination by the Commissioner and to proportionately make any refund or provide any discount ordered by the Commissioner. This provision shall survive termination of this Agreement and the run-off of all policies under Article 5 of this Agreement.

18.4 The parties acknowledge that the Company currently qualifies for the non-standard auto exemption under subsection 13(f) of the Article 5.13 2 of the Texas Insurance Code and the parties agree to take all necessary action for the Company to continue to qualify for said exemption, including the limitation of premium volume on new business and the non-renewal existing business.

ARTICLE 19 – LOSS IN EXCESS OF POLICY LIMITS/EXTRA CONTRACTUAL OBLIGATIONS

19.1 This Agreement shall protect the Company for one hundred percent (100%) of any loss in excess of Policy limits (XPL) and/or one hundred percent (100%) of the extra contractual obligations (ECO) which shall be deemed to be a loss under the Policy involved and shall be subject to this Agreement.

19.2 Notwithstanding anything stated herein, this Agreement shall not apply to any extra contractual obligation (ECO) incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

ARTICLE 20 – SAVINGS CLAUSE

20.1 If any law or regulation of any Federal, State or Local Government of the United States of America, or the ruling of officials having supervision over insurance companies, should prohibit or render illegal this Agreement or any portion thereof, as to risks or properties located in the jurisdiction of such authority, either the Company or the Reinsurer may, upon written notice to the other, suspend or abrogate this Agreement insofar as it relates to risks or

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properties located within such jurisdiction to such extent as may be necessary to comply with such law, regulation or ruling. Such illegality shall in no way affect any other portion thereof, provided, however, that the Reinsurer or the Company may terminate or suspend this Agreement insofar as it relates to the Business to which such law or regulation may apply.

20.2 Should any portion of this Agreement be held to be unenforceable by Arbitration or any court of competent jurisdiction, the remainder of such Agreement shall be construed as if originally written without the unenforceable portion thereof, giving effect to the extent possible of the original intent of the parties hereto as expressed in such Agreement as originally written.

ARTICLE 21 – UNAUTHORIZED (NON-ADMITTED) REINSURANCE

21.1 In the event the Company is unable to take reserve credit under this Agreement or the Reinsurer’s A.M. Best rating is below “A-“, the Reinsurer hereby agrees to secure delivery to the Company, prior to the effective date of this Agreement, a clean, irrevocable, evergreen, unconditional letter of credit drawn on a bank that is a member of the Federal Reserve System and approved by the National Association of Insurance Commissioners, and in accordance with the rules and regulations as set forth by the Texas Department of Insurance or any other regulatory authority having jurisdiction, for an amount equal to the Reinsurer’s share of the reserves for unearned premium and outstanding losses and loss expenses, including incurred but not reported losses. The Company agrees to furnish the Reinsurer with necessary accounting data to establish the amount of such letter of credit.

21.2 In the event the Reinsurer and the Company mutually agree, the Reinsurer may, instead of complying with Article 21.1, enter into a security trust agreement and establish a trust account for the benefit of the Company in a bank that is a member of the Federal Reserve System, approved by the National Association of Insurance Commissioners and in accordance with the rules and regulations as set forth by the Texas Department of Insurance or any other regulatory authority having jurisdiction. Such amount shall be determined in accordance with Article 21.1 above.

21.3 The assets deposited in the trust account shall be valued, according to their current fair market value, and shall consist only of cash, certificates of deposit, and/or investments of the types permitted by the Texas Insurance Code, Article 5.75-1 (d), provided that such investments are issued by an institution that is not the parent, subsidiary, or affiliate of either the guarantor or the beneficiary.

21.4 The trust agreement shall further require that all settlements of account between the Company and the Reinsurer be made in cash or its equivalent.

21.5 The Reinsurer and the Company hereby agree that the assets in the trust account established pursuant to this Agreement may be withdrawn by the Company at any time, notwithstanding any other provisions in this Agreement. Such withdrawals shall be utilized and applied by the Company or its successors in interest by operation of law, including without limitation any liquidator, rehabilitator, receiver, or conservator of such Company, without diminution because of insolvency on the part of the Company or the Reinsurer, only for the following purposes:

a. to reimburse the Company for the Reinsurer’s share of premiums returned to the owners of Policies reinsured under this Agreement on account of cancellations of such Policies; or

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b. to reimburse the Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Company pursuant to the provisions of the Policies reinsured under this Agreement; or

c. in the event of notice of termination of the trust, to fund an account with the Company in an amount at least equal to the reinsurers share of reserves described in Article 21.1 above; or

d. to pay any other amounts due the Company under this Agreement.

ARTICLE 22 – PROGRAM REVIEW

22.1 The Reinsurer acknowledges that it has been afforded the opportunity to review the records of the Managing General Agent including but not limited to rate levels, rate filings, underwriting guidelines and claims handling. Although the Company may perform reviews as well, it is understood that the participation of the Reinsurer on this contract is based upon its continuing due diligence and not based upon due diligence performed by the Company.

ARTICLE 23 – SERVICE OF SUIT (BRMA 49C)

23.1 It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

23.2 Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

ARTICLE 24 – INTERMEDIARY

24.1 Neither party hereto has utilized the services of a Reinsurance Intermediary for any actions taken with regard to the negotiation drafting, and/or execution of this Agreement.

ARTICLE 25 – MISCELLANEOUS

25.1 This Agreement has been made and entered into in the State of Texas.

25.2 All notices required to be given hereunder shall be deemed to have been duly given by personally delivering such notice in writing or by mailing it, Certified Mail, return receipt requested, with postage prepaid. Any party may change the address to which notices and other communications hereunder are to be sent to such party by giving the other party written notice thereof in accordance with this provision.

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25.3 This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, personal representatives, heirs and assigns.

25.4 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25.5 This Agreement may be amended, modified, or supplemented only by a written instrument executed by all parties hereto.

25.6 This Agreement is the entire Agreement between the parties and supersedes one and all previous agreements, written or oral, and amendments thereto.

25.7 A waiver by the Company, the Reinsurer or its designated representative of any breach or default by the other party under this Agreement shall not constitute a continuing waiver or a waiver by the Company, the Reinsurer or its designated representative of any subsequent act in breach or of default hereunder.

25.8 Headings used in this agreement are for reference purposes only and shall not be deemed a part of this Agreement.

The Company:		The Reinsurer:

OLD AMERICAN COUNTY MUTUAL		AFFIRMATIVE INSURANCE COMPANY
FIRE INSURANCE COMPANY

By:	/s/ Thomas A. McCall	By:	/s/ Teresa K. Hitchcock

Thomas A. McCall, President		Teresa K. Hitchcock, Assistant Vice President

Date: 2/10/2005		Date: 2/15/2005

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SCHEDULE OF BUSINESS

The Company, the Reinsurer and the Managing General Agent agree that the Managing General Agent has the authority to accept, on forms approved by the Company, any Policy, endorsement, binder, certificate, or proposal for insurance. The Managing General Agent’s authority is limited by this Schedule of Business.

     Overall:

Projected Treaty Year Premium	$40,000,000
Maximum Treaty Year Premium	$50,000,000
Territory	Texas only
Maximum policy term	Twelve Months

     Lines of business and maximum limits of liability

Coverage	Maximum Limits
Bodily Injury Liability	$25,023 each person
$50,023 each accident
Property Damage Liability	$25,023 each accident

Uninsured/Underinsured Motorists
Bodily Injury	$20,023 each person
$40,023 each accident
Property Damage	$15,023 each accident

Personal Injury Protection	$2,500 each person

Medical payments	$500 each person

Physical Damage	$50,000 each automobile

This Agreement does not apply to and specifically excludes the following:

a. Any business not produced by A-AFFORDABLE MANAGING GENERAL AGENCY, INC. or

b. Any business not classified as private passenger automobile liability or physical damage, or

c. Exclusions specified within the Quota Share Reinsurance Agreement.

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